Exhibit 10.86.1

Mr. Philip Frey, Jr.
Chairman
Microsemi Corporation
2830 South Fairview Street
Santa Ana, CA 92704

April 1, 2002

Dear Phil:

This letter is to confirm our recent discussions concerning on-going elements related to your Transition and Consulting Agreement with Microsemi Corporation, the consulting period of which formally expired December 18, 2001.

As a result of our discussions, we mutually agree:

1.
Paragraph 10 of the agreement, signed on January 24, 2001, allows for continued vesting of all stock options you have been previously granted through their expiration date. There was no intent by either party to have the value of these options impact company earnings, so you have agreed to provide consulting services to the company during the period these options remain unexercised or until their expiration. You will be paid an annual retainer of $1,000 and consulting fees of $300 per hour for these services. The $1,000 retainer will be paid at the time you receive payment from the company for the Microsemi SERP, and the consulting fees will be paid based on a quarterly billing from you for services rendered.

2.
Paragraph 15 of the January 24 agreement provides for the payment of excise taxes on your behalf by Microsemi Corporation. After consultation with Nick Yocca, Jr., it become clear that this paragraph was intended to cover any payments made to you as a part of terminating your employment with Microsemi during a change in control of the company. In that no change in control has occurred during the original one-year consulting period and there is no employment relationship beyond the consulting services referenced above in Section 1, the company has no on-going responsibilities for excise tax payments on your behalf.

3.
You would like to off-set the $60,000 loan repayment you owe the company against expenses for which the company has not previously reimbursed you. In lieu of a detailed, itemized statement, the company offered to accept $30,000 as payment in full for this outstanding loan. You indicated that you would provide a complete listing of these expenses totaling at least $60,000 as an offset for this loan. Please provide this listing of un-reimbursed expenses to Dave Sonksen by April 30, 2002 or the company will bill you for the $30,000 as repayment of the loan and settlement of any un-reimbursed expenses.

Phil, I believe this letter closes all the outstanding items that resulted from the expiration of the one-year transition period. We look forward to your continued relationship with Microsemi as a member of the Board of Directors and in the consulting role described above. Please give John Holtrust a call if you have any questions or with to discuss the items included in this letter in further detail. If your agree that this letter accurately reflects our discussions, please indicate by signing below and returning a copy to John Holtrust for our files

Respectfully,

JAMES J. PETERSON	JOHN HOLTRUST
James J. Peterson President and CEO CC: D. Sonksen Understood, Agreed and Accepted: PHILIP FREY, JR. Mr. Philip Frey, Jr. Chairman of the Board	John Holtrust Vice President Human Resources May 13, 2002 Date